PCAOB Registered Auditors – www.sealebeers.com

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the statement on Form S-1 of United Lumicon Exhibition Services, Inc. of our report dated September 11, 2015 on our audit of the financial statements of United Lumicon Exhibition Services, Inc. as of July 31, 2015, and the related statements of operations, stockholders’ equity and cash flows for the year ended July 31, 2015, and the reference to us under the caption “Experts”.

/s/ Seale and Beers, CPAs

Seale and Beers, CPAs

Las Vegas, Nevada

September 24, 2015